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                                                                      EXHIBIT 11

                               COGNEX CORPORATION
                       COMPUTATION OF PER SHARE EARNINGS


Weighted average common and common share equivalents were computed as follows:

                                                                     APRIL 2,       APRIL 3,
                                                                      1995           1994
                                                                   ----------     ----------
                                                                          (UNAUDITED)
Weighted average common shares outstanding...................      18,770,492     17,071,847
Weighted average options outstanding.........................       3,898,244      3,845,607
Shares assumed to be purchased...............................      (2,276,937)    (2,444,748)
                                                                   ----------     ----------
Primary weighted average common and common
   share equivalents outstanding.............................      20,391,799     18,472,706
Dilutive effect of weighted average options..................         123,412         11,242
                                                                   ----------     ----------
Fully diluted weighted average common and common
   share equivalents outstanding.............................      20,515,211     18,483,948
                                                                   ==========     ==========
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